EXHIBIT 99.2

ZIVO BIOSCIENCE, INC.

Special Shareholder Letter

From the Office of the CEO — John B. Payne

Troy, Michigan

March 27, 2026

Dear Fellow Shareholders,

I am writing to inform you of a significant and carefully considered decision by the Board of Directors of ZIVO Bioscience, Inc. (“ZIVO” or the “Company”): we intend to deregister the Company’s securities with the Securities and Exchange Commission and cease public reporting. This letter explains the reasoning behind this decision, what it means for shareholders, and how it positions ZIVO for its next phase of growth.

A Decision Made in the Best Interests of Shareholders

After careful deliberation, we have concluded that remaining a public reporting company is no longer in the best interests of our shareholders — particularly at this stage of our development.

The costs associated with maintaining a public listing — SEC compliance, legal, financial reporting, insurance and audit fees, exchange listing requirements, and investor relations obligations — represent a significant and ongoing financial burden. For a company of our size, with revenue still in an early stage, these costs consume a disproportionate share of our resources. Simply put, too much of our capital is flowing to third parties to sustain our public status rather than being deployed to build the business and create value for you, our shareholders.

Additionally, the repeated need to raise capital to fund public reporting expenses has resulted in ongoing shareholder dilution. Each successive financing round, though necessary to keep the Company operating, has reduced the ownership percentage of our existing shareholders. We believe this cycle does not serve you well, and we are committed to breaking it.

Revenue on the Horizon

We are at an inflection point on the AgTech vertical. Through our established distribution relationship, we anticipate meaningful revenue from our AgTech product line in the coming months. We have a distribution partner in place and commercial activity advancing.

As a non-reporting company, we will be in a better position to retain and accumulate that revenue and cash for the direct benefit of the Company, rather than directing it toward the overhead of public company compliance.

Anticipated revenue through our distribution partner, along with the decrease in operating cost, will likely result in positive cash flow (for the first time in the Company’s history).

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Business Update

Our underlying business fundamentals remain strong and continue to progress. In our Animal Health division, major global animal health companies are advancing internal due diligence on our non-antibiotic immune-modulating technology, which has proven efficacious in repeated studies. Production, yield, dose titration and interference studies are underway, and our formal partnership and licensing discussions are anticipated once that data is available.

With regard to Avian Influenza, the Department of Agriculture has recently awarded funds to various parties including The University of Georgia. The University of Georgia plans to use our product in various studies to help solve this very serious problem facing the poultry industry.

In our AgTech and Human Nutrition segment, our ZIVO LIFE™ microalgae ingredient has generated commercial interest from formulators globally, and our distribution partner is positioned to generate significant near-term revenue. We are increasing production capacity in anticipation of growing demand.

Our Commitment to You

Our Board of Directors has already taken concrete steps to demonstrate alignment with shareholders: board compensation has been eliminated, and any Board members who invest do so at full market price without discounts or incentives. I personally continue to invest my own capital into ZIVO because I believe in where this Company is headed.

We have spent years advancing ZIVO’s science and commercial pipeline. The decision to cease public reporting is a commitment to a better structure for building value, with your interests at the center of every decision.

We will be providing further details regarding the Company’s progress in the coming weeks. In the meantime, I welcome your questions and encourage you to reach out through the Company’s official channels.

Thank you for your continued trust and support. We look forward to building ZIVO’s next chapter together.

Sincerely,

John B. Payne

Chairman, President & Chief Executive Officer

ZIVO Bioscience, Inc.

About ZIVO Bioscience

ZIVO Bioscience, Inc. is a research and development company with an intellectual property portfolio comprised of proprietary algal and bacterial strains, biologically active molecules and complexes, production techniques, cultivation techniques and patented or patent-pending inventions for applications in human and animal health. Please visit www.zivobioscience.com for more information.

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Forward Looking Statements

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding ZIVO’s SEC reporting obligations, the potential of ZIVO’s product candidates to generate revenues, the expected timeframe for results of future studies, progress, strategic options, business goals, and other matters. Although ZIVO believes there is a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that we will be unable to increase production sufficient to meet demand; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our preclinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials; our ability to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this news release and ZIVO undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available.

ZIVO Bioscience, Inc.

John Payne, Chief Executive Officer

jpayne@zivobioscience.com

Alliance Advisors IR

Tirth T. Patel

(212) 201-6614

tpatel@allianceadvisors.com

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